Exhibit (a)(1)(A)

iROBOT CORPORATION

OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS FOR
NEW STOCK OPTIONS

This offer and withdrawal rights will expire at 5:00 PM, Eastern Time, on May 29, 2009, unless extended.

By this Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “exchange offer” or the “offer”), iRobot Corporation, which we refer to in this document as “we,” “us” or “iRobot,” is giving each eligible participant the opportunity to voluntarily exchange eligible options for new options that will represent the right to purchase fewer shares of our common stock at a lower exercise price than the eligible option, as described herein or as may be amended.

You are an “eligible participant” if you:

•	Are not an executive officer or director of iRobot;

•	Are one of our regular employees in the United States on the date the exchange offer commences; and

•	Continue to be one of our regular employees in the United States through the date the new options are granted, referred to as the “grant date.”

If you are an eligible participant and hold stock option grants under our Amended and Restated 2004 Stock Option and Incentive Plan (the “2004 Plan”) or our 2005 Stock Option and Incentive Plan (the “2005 Plan”) with an exercise price greater than or equal to the higher of (1) $13.00 or (2) 40% above the 90-day average closing price of our common stock on the NASDAQ Global Market (“NASDAQ”) for the business day on which the exchange offer closes (the “Trailing Average Price”), then such option grants are “eligible options” that you may elect to exchange in the offer.

The “expiration date” of the exchange offer is scheduled to be May 29, 2009 (unless the offer period is extended). We expect the expiration date to also be the grant date of the new options.

If you choose to exchange eligible options in the exchange offer, and if we accept your exchanged eligible options, you will receive new options under our 2005 Plan that will have substantially the same terms and conditions as the exchanged eligible options, except that:

•	The exchange offer is not a one-for-one exchange and your new option will represent the right to purchase fewer shares of our common stock than the exchanged eligible option. The number of shares of our common stock underlying the new options will be rounded to the nearest whole number on a grant-by-grant basis (with fractional shares greater than or equal to 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share). The number of shares of common stock underlying your new option will be determined using the following exchange ratios which have been designed to result in the fair value, for accounting purposes, of the new options being approximately equal to the fair value of the exchanged eligible options (based on valuation assumptions made prior to the commencement of the offer):

The Exchange Ratio
If the Exercise Price of	is (Eligible Options
an Eligible Option is:	to New Options):
$13.00 to $16.00	1.50 for 1
$16.01 to $18.00	1.75 for 1
$18.01 to $20.00	2.00 for 1
$20.01 to $22.00	2.50 for 1
Above $22.00	3.00 for 1

•	The exercise price per share for your new option will be equal to the closing price of our common stock as reported by NASDAQ on the grant date, which will also be the expiration date of the exchange offer.

•	In general, subject to the eligible participant’s continuing service, each new option will become vested and exercisable as follows: if and to the extent the corresponding exchanged eligible option was exercisable as of the grant date, a like portion of the new option will become exercisable on the first anniversary of the grant date; and if and to the extent the corresponding exchanged eligible option was not exercisable as of the grant date, a like portion of the new option will become exercisable one year from the date(s) as of which the exchanged eligible option would have become exercisable in accordance with its terms.

•	All new options will be non-qualified stock options for federal income tax purposes, regardless of the tax status of the exchanged eligible options.

The commencement date of the exchange offer is scheduled for April 30, 2009. We are making the exchange offer upon the terms and subject to the conditions described in the exchange offer document and in the election form. Participation in the exchange offer is voluntary, and, as a result, you are not required to accept the exchange offer. Eligible participants may exchange all or a portion of their eligible options on a grant-by-grant basis in exchange for new options. Eligible options properly tendered in the offer and accepted by us for exchange will be cancelled and the new options granted as of the expiration date of the exchange offer.

See “Risk Factors” beginning on page 11 for a discussion of risks and uncertainties that you should consider before exchanging your eligible options.

Shares of our common stock are quoted on NASDAQ under the symbol “IRBT.” On April 24, 2009, the closing price of our common stock as reported by NASDAQ was $9.80 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the exchange offer.

You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of the exchange offer document, the election form or other documents relating to the exchange offer) to Donna Rossi, at 8 Crosby Drive, Bedford, Massachusetts 01730, by calling (781) 430-3000 or by sending an email to optionexchange@irobot.com.

IMPORTANT

If you wish to exchange any or all of your eligible options, you must access the offer website at https://iRobot.equitybenefits.com (the “offer website”), and follow the instructions. The offer website will also provide you with certain information about your eligible options, including the grant date, the exercise price, the number of shares of common stock underlying the eligible option and the election alternatives available to you.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you can obtain a paper election form from Donna Rossi by calling (781) 430-3000 or by sending an email to optionexchange@irobot.com. To validly elect to exchange your eligible options using a paper election form, you must complete and sign the paper election form and return it to Donna Rossi by one of the following means:

By Mail or Courier
iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attention: Donna Rossi
Phone: (781) 430-3000

By Facsimile
iRobot Corporation
Attention: Donna Rossi
Facsimile: (781) 430-3001

By Hand or Interoffice Mail
Attention: Donna Rossi

By Email (By PDF or similar imaged document file)
optionexchange@irobot.com

Your eligible options will not be considered tendered until we receive the properly completed electronic election form or the properly completed and signed paper election form. We must receive your properly completed electronic election form or your properly completed and signed paper election form before 5:00 p.m., Eastern Time, on May 29, 2009. If you miss this deadline or submit an electronic election form that is not properly completed, and, in the case of a paper election form, not properly completed and signed, as of the deadline, you will not be permitted to participate in the exchange offer. We will accept delivery of the completed electronic election form only via the offer website and the completed and signed paper election form via hand, interoffice mail, facsimile, regular or overnight mail or email (by PDF or similar imaged document file) to Donna Rossi in the manner described above. The method of delivery is at your own option and risk. You are responsible for making sure that the election form is delivered either electronically via the offer website or in paper to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your election form before 5:00 p.m., Eastern Time, on May 29, 2009.

You do not need to return your stock option agreements for your eligible options to be exchanged in the exchange offer.

Although our board of directors has approved the exchange offer, consummation of the exchange offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of the Exchange Offer”) of the exchange offer, including without limitation, the condition that our stockholders approve an amendment to our 2005 Plan and the exchange offer at our annual meeting of stockholders scheduled for May 28, 2009. Neither we nor our board of directors makes any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible options in the exchange offer. You must make your own decision whether to exchange any or all of your eligible options. You should consult your personal outside advisors if you have questions about your financial or tax situation as it relates to the exchange offer.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the exchange offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

v

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about the exchange offer. We encourage you to carefully read the remainder of this Offer to Exchange Certain Outstanding Stock Options for New Stock Options document. Where appropriate, we have included references to the relevant sections of the exchange offer document where you can find a more complete description of the topics in this summary.

Q1. What questions are answered in this Summary Term Sheet?

No.	Question	Page

Q1	What questions are answered in this Summary Term Sheet?	1
Q2	Why is iRobot making the exchange offer?	2
Q3	Who is eligible to participate in the exchange offer?	2
Q4	Which stock options may I exchange?	2
Q5	What securities are we offering eligible participants the opportunity to tender in the exchange offer?	3
Q6	Are there any differences between the new options and the eligible options?	3
Q7	What are the conditions of the exchange offer?	3
Q8	What will be the exercise price per share of the new options?	4
Q9	If I participate in the exchange offer and my eligible options are accepted, when will I receive my new options?	4
Q10	When will the new options vest?	4
Q11	What happens to my new options if I cease to provide services to iRobot?	5
Q12	What if my employment with iRobot ends before the expiration date of the exchange offer?	5
Q13	How many shares will I be able to acquire upon the exercise of my new option?	5
Q14	When will my new options expire?	5
Q15	Must I participate in the exchange offer?	5
Q16	How should I decide whether or not to exchange my eligible options for new options?	5
Q17	Why can’t you just grant eligible participants more options?	6
Q18	How do I find out how many eligible options I have and what their exercise prices are?	6
Q19	Can I exchange option grants that I have already fully exercised?	6
Q20	Can I exchange the remaining portion of an eligible option that I have already partially exercised?	6
Q21	Can I exchange a portion of an eligible option?	6
Q22	Can I exchange fewer than all my eligible options?	6
Q23	What if I am on an authorized leave of absence on the date of the exchange offer or on the grant date of the new options?	7
Q24	Will I owe taxes if I exchange my eligible options in the exchange offer?	7
Q25	What happens if, after the grant date of the new options, my new options end up being out-of-the-money again?	7
Q26	What happens to eligible options that I choose not to exchange or that are not accepted for exchange in the exchange offer?	7
Q27	If I exchange eligible options in the exchange offer, am I giving up my rights to them?	7
Q28	How long do I have to decide whether to participate in the exchange offer?	7
Q29	How do I tender my eligible options for exchange?	7
Q30	When and how can I withdraw previously tendered eligible options?	9
Q31	How will I know whether you have received my election form?	9
Q32	What will happen if I do not submit my election form by the deadline?	9
Q33	What if I have any questions regarding the exchange offer, or if I need additional copies of the exchange offer or any documents attached hereto or referred to herein?	10

Q2. Why is iRobot making the exchange offer?

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on our employees to implement our strategic initiatives, expand and develop our business and satisfy customer needs. Competition for many of these employees, particularly in the high-tech industry, is intense and many companies use stock options as a means of attracting, motivating and retaining their best employees. At iRobot, stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Our stock price has experienced a significant decline during the past several years. As a result, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. These “out-of-the-money” options are no longer effective as performance and retention incentives. We believe that to enhance long-term stockholder value we need to maintain competitive employee incentive and retention programs. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these stock options are ineffective at providing the incentive and retention value that our board of directors believes are necessary to motivate our employees to increase long-term stockholder value. We believe the exchange offer will provide us with an opportunity to restore for eligible participants an incentive to remain with us and contribute to the future growth and success of our business.

In addition to providing key incentives to our employees, the exchange offer is also designed to benefit our stockholders by reducing our existing stock option overhang by eliminating some of the ineffective stock options that are currently outstanding and reducing the potential dilution to our capital structure from supplemental stock option exercises in the future.

See Section 2 (“Purpose of the Exchange Offer”) for more information.

Q3. Who is eligible to participate in the exchange offer?

An “eligible participant” is a person who is:

•	Not an executive officer or director of iRobot;

•	One of our regular employees in the United States on the date the exchange offer commences; and

•	Continues to be one of our regular employees in the United States through the grant date.

However, we may exclude certain employees if, for any reason, we believe that their participation would be inadvisable or impractical.

See Section 1 (“Eligible Options; Eligible Participants; Expiration Date of the Exchange Offer”) for more information.

Q4. Which stock options may I exchange?

Only “eligible options” may be exchanged in the offer. Eligible options are outstanding stock options granted under our 2004 Plan or our 2005 Plan, having exercise prices per share greater than or equal to the higher of (1) $13.00 or (2) the Trailing Average Price. Any stock options that you tender for exchange, but that have an exercise price that is not greater than or equal to the higher of (1) $13.00 or (2) the Trailing Average Price, will not be eligible for exchange and automatically will be excluded from the offer.

The offer website election form lists your stock options as of April 24, 2009 that have exercise prices per share equal to or greater than $13.00. In addition, you can at any time confirm the number of stock option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by logging in and reviewing your E*Trade account at www.etrade.com. If you encounter problems while gaining access to the website, please contact E*Trade at (800) 838-0908 for assistance.

Q5. What securities are we offering eligible participants the opportunity to exchange in the exchange offer?

Under the exchange offer, eligible participants will be able to exchange outstanding eligible options to purchase shares of our common stock for new options to purchase shares of our common stock. Eligible options are stock option grants made under our 2004 Plan and our 2005 Plan with an exercise price per share greater than or equal to the higher of (1) $13.00 or (2) the Trailing Average Price.

Since the Trailing Average Price cannot be determined until the expiration date, we will not know until then if certain outstanding stock options with exercise prices equal to or greater than $13.00 will qualify as eligible options pursuant to the exchange offer. Therefore, pursuant to the terms of the exchange offer, we may not accept certain stock options that you have tendered. Promptly after we cancel eligible options tendered for exchange, we will send each tendering eligible participant a confirmation letter indicating the Trailing Average Price and which options, if any, tendered by such eligible participant have been accepted for exchange. We filed a form of this letter with the SEC as an exhibit to the Schedule TO.

See Section 1 (“Eligible Options; Eligible Participants; Expiration Date of the Exchange Offer”) and Question 8 (“What will be the exercise price per share of the new options?”) for more information.

Q6. Are there any differences between the new options and the eligible options?

Each “new option” will be granted under our 2005 Plan and will have substantially the same terms and conditions as the exchanged eligible option, except as follows:

•	The exchange offer is not a one-for-one exchange and your new option will represent the right to purchase fewer shares of our common stock than the exchanged eligible option. The number of shares of our common stock underlying the new options will be rounded to the nearest whole number on a grant-by-grant basis (with fractional shares greater than or equal to 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share). The number of shares of common stock underlying your new option will be determined using the following exchange ratios which have been designed to result in the fair value, for accounting purposes, of the new options being approximately equal to the fair value of the exchanged eligible options (based on valuation assumptions made prior to the commencement of the offer):

If the Exercise Price of	The Exchange Ratio is (Eligible
an Eligible Option is:	Options to New Options):

$13.00 to $16.00	1.50 for 1
$16.01 to $18.00	1.75 for 1
$18.01 to $20.00	2.00 for 1
$20.01 to $22.00	2.50 for 1
Above $22.00	3.00 for 1

•	All new options will be non-qualified stock options for federal income tax purposes, regardless of the tax status of the exchanged eligible options.

See Question 8 (“What will be the exercise price per share of the new options?”), Question 10 (“When will the new options vest?”), and Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q7. What are the conditions of the exchange offer?

The exchange offer is subject to a number of conditions with regard to events that could occur prior to the expiration date and which are more fully described in Section 6 (“Conditions of the Exchange Offer”), including the condition that the proposal to amend our 2005 Plan and conduct this option exchange program is approved by our stockholders at our annual meeting of stockholders scheduled for May 28, 2009. If the proposal is not approved by our stockholders, we will not be able to go forward with this option exchange or accept any of the eligible options for exchange. The exchange offer is not conditioned upon a minimum number of eligible options being exchanged or a minimum number of eligible participants participating. If any of the events described in Section 6 (“Conditions of the Exchange Offer”) occurs, we may terminate, extend or amend the exchange offer at any time prior to the expiration date.

Q8. What will be the exercise price per share of the new options?

New options will have an exercise price per share equal to the closing price of our common stock as reported by NASDAQ on the grant date, which will also be the expiration date of the exchange offer.

We cannot predict the exercise price per share of the new options. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your eligible options.

See Section 7 (“Price Range of Our Common Stock”) for information concerning our historical common stock prices.

Q9. If I participate in the exchange offer and my eligible options are accepted for exchange, when will I receive my new options?

We expect to cancel all properly exchanged eligible options on the same day that the exchange offer expires. We also expect that the grant date of the new options will be the same day that the exchange offer expires. For example, the scheduled expiration date of the exchange offer is May 29, 2009, and we expect to accept and cancel all properly tendered eligible options on May 29, 2009, and we expect that the new option grant date will also be May 29, 2009. If the expiration date is extended, then the cancellation date and the new option grant date would be similarly extended. We will issue new stock option agreements and expect that your E*Trade account will be updated promptly following the new option grant date.

Q10. When will the new options vest?

In general, subject to your continuing service with iRobot, each new option will become vested and exercisable as follows: if and to the extent the corresponding exchanged eligible option was exercisable as of the grant date, a like portion of the new option will become exercisable on the first anniversary of the grant date; and if and to the extent the corresponding exchanged eligible option was not exercisable as of the grant date, a like portion of the new option will become exercisable one year from the date(s) as of which the exchanged eligible option would have become exercisable in accordance with its terms.

Below is an example that assumes that the exchange offer expires on May 29, 2009 and new options are granted on May 29, 2009.

Vesting Date of
Original Vesting Date of the	the New Options Issued under
Exchanged Eligible Options	the Exchange Offer

Shares already vested as of the expiration date of the exchange offer	The new shares issued in the exchange would become vested on May 29, 2010
June 10, 2009	June 10, 2010
June 10, 2010	June 10, 2011
June 10, 2011	June 10, 2012

You should also keep in mind that, as discussed below, if you exchange an eligible option for a new option and you cease providing services to us before the shares subject to the new option become vested, you will forfeit any unvested portion of your new option.

See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q11. What happens to my new options if I cease to provide services to iRobot?

The new options will be treated in the same manner as the eligible options would have been treated when an employee ceases to provide continuous service to us. Generally, if an eligible participant ceases to provide services to us, any new option held by such employee will not continue to vest and any unvested portion of the new option will be cancelled as of the employee’s date of termination. Any vested, unexercised portion of the new option will generally be exercisable for 90 days after termination.

Q12. What if my employment with iRobot ends before the expiration date of the exchange offer?

If you have eligible options under the exchange offer that you would like to exchange and you cease to be employed by us for any reason before the expiration date, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible options for cancellation. In that case, generally you may exercise your existing option grants for 90 days after your termination date to the extent they are vested and in accordance with their terms.

Nothing in the exchange offer should be construed to confer upon you the right to remain an employee of iRobot. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new options or thereafter.

Q13. How many shares will I be able to acquire upon the exercise of my new option?

The exchange offer is not a one-for-one exchange and your new option will represent the right to purchase fewer shares of our common stock than the exchanged eligible option. The number of shares of our common stock underlying the new options will be rounded to the nearest whole number on a grant-by-grant basis (with fractional shares greater than or equal to 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share). The table below lists the exchange ratios:

If the Exercise Price of an	The Exchange Ratio is (Eligible
Eligible Option is:	Options to New Options):

$13.00 to $16.00	1.50 for 1
$16.01 to $18.00	1.75 for 1
$18.01 to $20.00	2.00 for 1
$20.01 to $22.00	2.50 for 1
Above $22.00	3.00 for 1

For example, if an eligible participant exchanges an eligible option to purchase 1,000 shares of our common stock with an exercise price of $17.40 per share, that eligible participant would receive a new option to purchase 571 shares of our common stock (that is, 1,000 divided by 1.75, with the result rounded to the nearest whole number, equals 571).

Q14. When will my new options expire?

Each new option will have the same expiration date as the exchanged eligible option.

Q15. Must I participate in the exchange offer?

No. Participation in the exchange offer is completely voluntary. If you choose not to participate, you would keep all your options, including your eligible options, and would not receive any new options under the exchange offer. No changes will be made to the terms of your current options.

Q16. How should I decide whether or not to exchange my eligible options for new options?

We are providing as much information as possible to assist you in making your own informed decision. You may seek your own outside legal counsel, accountant and/or financial advisor for further advice. No one from iRobot is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q17. Why can’t you just grant eligible participants more options?

We designed the exchange offer to avoid the potential dilution in ownership to our stockholders that would result if we granted employees additional options to supplement their out-of-the-money options. Granting more options would increase our overhang of outstanding stock options, which would not be viewed favorably by our stockholders. In addition, issuing new options without cancelling any previously granted options would increase our stock compensation expenses, as we would need to expense both the new options and the previously granted options, which could negatively impact our stock price.

Q18. How do I find out how many eligible options I have and what their exercise prices are?

The offer website election form lists your stock options as of April 24, 2009 which have exercise prices per share equal to or greater than $13.00. However, since the Trailing Average Price cannot be determined until the expiration date, we will not know until then if certain outstanding stock options with exercise prices equal to or greater than $13.00 will qualify as eligible options pursuant to the exchange offer.

Promptly after we cancel eligible options tendered for exchange, we will send each tendering eligible participant a confirmation letter indicating the Trailing Average Price and which options, if any, tendered by such eligible participant have been accepted for exchange. We filed a form of this letter with the SEC as an exhibit to the Schedule TO.

In addition, you can at any time confirm the number of stock option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by logging in and reviewing your E*Trade account at www.etrade.com. If you encounter problems while gaining access to the website, please contact E*Trade at (800) 838-0908 for assistance.

Q19. Can I exchange option grants that I have already fully exercised?

No. The exchange offer applies only to outstanding eligible options. An option grant that has been fully exercised is no longer outstanding.

Q20. Can I exchange the remaining portion of an eligible option that I have already partially exercised?

Yes. If you previously exercised an eligible option in part, the remaining unexercised portion of the eligible option can be exchanged under the exchange offer.

Q21. Can I exchange a portion of an eligible option?

No partial exchanges will be permitted. If you elect to exchange an eligible option, you must exchange the entire outstanding, unexercised portion of that eligible option grant. You will be able to elect to exchange as few or as many of your eligible options as you wish on a grant-by-grant basis.

If you attempt to exchange a portion but not all of an outstanding eligible option grant, we will reject your exchange of that particular grant and no options represented by that grant will be exchanged. Such rejection will not affect any other eligible option grants that are properly exchanged.

Q22. Can I exchange fewer than all my eligible options?

Yes. If you hold more than one eligible option grant, you need not surrender every eligible option grant that you hold but may make a participation decision on a grant-by-grant basis.

Q23. What if I am on an authorized leave of absence on the date of the exchange offer or on the grant date of the new options?

Any eligible participants who are on an authorized leave of absence will be able to participate in the exchange offer. If you exchange your eligible options and you are on an authorized leave of absence on the grant date of the new option, you will be entitled to receive new options on the grant date as long as all eligibility requirements of the exchange offer are still met.

Q24. Will I owe taxes if I exchange my eligible options in the exchange offer?

We believe the exchange of eligible options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the new options. However, the Internal Revenue Service is not precluded from adopting a contrary position, and the laws and regulations themselves are subject to change.

See Section 13 (“Material United States Tax Consequences”) for more information.

We advise all eligible participants who may consider exchanging their eligible options to meet with their own tax advisors with respect to the federal, state and local tax consequences of participating in the exchange offer.

Q25. What happens if, after the grant date of the new options, my new options end up being out-of-the-money again?

We can provide no assurance as to the possible price of our common stock at any time in the future. We do not anticipate offering optionholders another opportunity to exchange out-of-the-money options for replacement options. If we were to implement another stock option exchange program in the future, we would once again need to seek stockholder approval.

Q26. What happens to eligible options that I choose not to exchange or that are not accepted for exchange in the exchange offer?

The exchange offer will have no effect on eligible options that you choose not to exchange or on eligible options that are not accepted for exchange in the exchange offer.

Q27. If I exchange eligible options in the exchange offer, am I giving up my rights to them?

Yes. When you tender your eligible options and we accept them for exchange, those eligible options will be cancelled and you will no longer have any rights to them.

Q28. How long do I have to decide whether to participate in the exchange offer?

The exchange offer expires at 5:00 p.m., Eastern Time, on May 29, 2009. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the exchange offer at any time. If we extend the exchange offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q29. How do I tender my eligible options?

If you are an eligible participant, you may tender your eligible options for exchange at any time before the exchange offer expires at 5:00 p.m., Eastern Time, on May 29, 2009. If we extend the exchange offer beyond that time, you may tender your eligible options at any time until the extended expiration of the exchange offer.

If you are an eligible participant and hold stock options with an exercise price greater than $13.00 per share, you will receive an email with instructions on how to log into the offer website at
https://iRobot.equitybenefits.com. Since the Trailing Average Price cannot be determined until the expiration date, we will not know until then if certain outstanding stock options with exercise prices equal to or greater than $13.00 will qualify as eligible options pursuant to the exchange offer. Therefore, pursuant to the terms of the exchange offer, we may not accept certain stock options that you have tendered.

The offer website will contain information about your stock options and provide instructions on how to submit your outstanding eligible options for exchange. To validly elect to exchange your eligible options pursuant to the exchange offer, you must, in accordance with the terms of the electronic election form, complete and submit the electronic election form no later than 5:00 p.m., Eastern Time, on May 29, 2009, unless the exchange offer is extended. You will receive a confirmation by email of your election.

If you have technical difficulties with the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you can obtain a paper election form from Donna Rossi by calling (781) 430-3000 or by sending an email to optionexchange@irobot.com. To validly elect to exchange your eligible options using a paper election form, you must complete and sign the paper election form and return it to Donna Rossi by one of the following means:

By Mail or Courier
iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attention: Donna Rossi
Phone: (781) 430-3000

By Facsimile
iRobot Corporation
Attention: Donna Rossi
Facsimile: (781) 430-3001

By Hand or Interoffice Mail
Attention: Donna Rossi

By Email (By PDF or similar imaged document file)
optionexchange@irobot.com

Your eligible options will not be considered tendered until we receive the properly completed electronic election form or the properly completed and signed paper election form. We must receive your properly completed electronic election form or your properly completed and signed paper election form before 5:00 p.m., Eastern Time, on May 29, 2009. If you miss this deadline or submit an electronic election form that is not properly completed, and, in the case of a paper election form, not properly completed and signed, as of the deadline, you will not be permitted to participate in the exchange offer. We will accept delivery of the completed electronic election form only via the offer website and the completed and signed paper election form via hand, interoffice mail, facsimile, regular or overnight mail or email (by PDF or similar imaged document file) to Donna Rossi in the manner described above. The method of delivery is at your own option and risk. You are responsible for making sure that the election form is delivered either electronically via the offer website or in paper as described above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your election form before 5:00 p.m., Eastern Time, on May 29, 2009.

You may change your election to participate in the exchange offer at any time before the exchange offer expires by completing a new electronic election form in the manner described above or submitting a new paper election form to Donna Rossi in the manner described above.

We reserve the right to reject any or all tendered eligible options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the exchange offer, we expect to accept all properly tendered eligible options on May 29, 2009.

You do not need to return your stock option agreements relating to any exchange eligible options, as they will be automatically cancelled if we accept your eligible options for exchange.

See Section 3 (“Procedures for Tendering Eligible Options”) for more information.

Q30. When and how can I withdraw previously tendered eligible options?

You may withdraw your tendered eligible options at any time before the exchange offer expires at 5:00 p.m., Eastern Time, on May 29, 2009. If we extend the exchange offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the exchange offer.

To withdraw tendered eligible options, you must access the offer website and complete a new electronic election form or if you are not able to submit a new election form electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new electronic election form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you can obtain a paper election form from Donna Rossi by calling (781) 430-3000 or by sending an email to optionexchange@irobot.com. To withdraw tendered eligible options using a paper form, you must complete and sign a new paper election form and return it to Donna Rossi, while you still have the right to withdraw the tendered eligible options, by one of the means indicated for a valid tender in Question 29 above.

If you miss this deadline but remain an eligible participant, any previously tendered eligible options will be cancelled and exchanged pursuant to the exchange offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date and time.

The method of delivery is at your own option and risk. You are responsible for making sure that the new election form is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your new election form on time.

Once you have withdrawn eligible options, you may re-tender eligible options only by again following the procedures described for validly tendering eligible options in the exchange offer as discussed in Question 29 above.

See Section 4 (“Withdrawal Rights”) for more information.

Q31. How will I know whether you have received my election form?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your election form, including any election form submitted to withdraw previously submitted eligible options or to re-tender eligible options previously withdrawn, shortly after we receive it. However, it is your responsibility to ensure that we receive your election form, as applicable, prior to the expiration date.

Q32. What will happen if I do not submit my election form by the deadline?

If we do not receive your election form by the deadline, then all eligible options held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to exchange any of your eligible options in the exchange offer, you do not need to do anything.

Q33. What if I have any questions regarding the exchange offer, or if I need additional copies of the exchange offer or any documents attached hereto or referred to herein?

You should direct questions about the exchange offer (including requests for additional or paper copies of the exchange offer, the election form and other exchange offer documents) to Donna Rossi at:

iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Phone: (781) 430-3000
Facsimile: (781) 430-3001
Email: optionexchange@irobot.com

RISK FACTORS

Participation in the exchange offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your eligible options in the manner described in the exchange offer.

Risks Related to the Exchange Offer

If the price of our common stock increases after the date on which your eligible options are cancelled, your cancelled option grants might have been worth more than the new options that you received in exchange for them.

Because you will receive new options exercisable for fewer shares of our common stock than the exchanged eligible options, it is possible that, at some point in the future, your exchanged eligible options would have been economically more valuable than the new options issued pursuant to the exchange offer. For example, assume, for illustrative purposes only, that you exchange an eligible option to purchase 1,000 shares of our common stock with an exercise price of $17.40 per share, that you receive a new option to purchase 571 shares of our common stock with an exercise price of $9.80 per share, and three years after the grant date the price of our common stock increases to $40.00 per share. Under this example, if you had kept and exercised your exchanged eligible option and sold all 1,000 shares at $40.00 per share, you would have realized a pre-tax gain of $22,600, but if you had exchanged your eligible option and sold the shares subject to the new option, you would only realize a pre-tax gain of $17,244.

If you exchange eligible options for new options and you cease providing services to us before the shares represented by the new options vest, you will forfeit any unvested portion of your new option.

If you elect to participate in the exchange offer, each new option issued to you will become vested and exercisable as follows: if and to the extent the corresponding exchanged eligible option was exercisable as of the grant date, a like portion of the new option will become exercisable on the first anniversary of the grant date; and if and to the extent the corresponding exchanged eligible option was not exercisable as of the grant date, a like portion of the new option will become exercisable one year from the date(s) as of which the eligible option would have become exercisable in accordance with its terms. Generally, if you cease to provide services to us, your new option will cease to vest and any unvested portion of your new option will be cancelled as of the date you cease to provide services. Accordingly, if you exchange eligible options for new options and you cease providing services to us before the shares represented by the new options vest, you will forfeit any unvested portion of your new option.

You should carefully consider the relative benefit to you of the vesting your eligible option grants have already accrued, compared to the benefit of a lower-priced new option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an eligible option you surrendered in the exchange offer, you could conclude that it would have been preferable to have retained the eligible option with its higher price and greater amount of accrued vesting rather than have tendered it for the lower-priced new option with extended vesting.

Nothing in the exchange offer should be construed to confer upon you the right to remain an employee of iRobot. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new options or thereafter.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 27, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 28, 2009 and also the other information provided in the exchange offer and the other materials that we have filed with the SEC before making a decision on whether or not to exchange your eligible options. You may access these filings electronically at the SEC’s internet site at http://www.sec.gov and you may access the exchange offer materials on the offer website at https://iRobot.equitybenefits.com. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

Section 1.  Eligible Options; Eligible Participants; Expiration Date of the Exchange Offer.

Upon the terms and subject to the conditions of the exchange offer, we are making an offer to eligible participants to exchange some or all of their eligible options that are properly tendered in accordance with Section 3 (“Procedures for Tendering Eligible Options”) and not validly withdrawn pursuant to Section 4 (“Withdrawal Rights”) before the expiration date of the exchange offer for new options with an exercise price per share equal to the closing price of our common stock as reported by NASDAQ on the grant date.

Eligible options are stock option grants made under our 2004 Plan or our 2005 Plan with exercise prices per share greater than or equal to the higher of (1) $13.00 or (2) the Trailing Average Price. The foregoing exercise price per share threshold will be proportionally adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement date and before the expiration date.

An eligible participant is a person who:

•	Is not an executive officer or director of iRobot;

•	Is one of our regular employees in the United States on the date the exchange offer commences; and

•	Continues to be one of our regular employees in the United States through the grant date.

However, we may exclude employees if, for any reason, we believe that their participation would be inadvisable or impractical.

You will not be eligible to exchange eligible options or receive new options if you cease to be an eligible participant for any reason prior to the grant date, including retirement, disability or death. An employee who is on an authorized leave of absence and is otherwise an eligible participant on such date will be eligible to exchange eligible options in the exchange offer. If you tender your eligible options and they are accepted and cancelled in the exchange offer and you are on an authorized leave of absence on the grant date, you will be entitled to receive new options on that date as long as you are otherwise eligible to participate in the exchange offer. Leave is considered “authorized” if it was approved in accordance with our policies.

Each new option will have substantially the same terms and conditions as the eligible options you surrendered except that:

•	The exchange offer is not a one-for-one exchange and your new option will represent the right to purchase fewer shares of our common stock than the exchanged eligible option. The number of shares of our common stock underlying the new options will be rounded to the nearest whole number on a grant-by-grant basis (with fractional shares greater than or equal to 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share). The number of shares of common stock underlying your new option will be determined using the following exchange ratios which have been designed to result in the fair value, for accounting purposes, of the new options being approximately equal to the fair value of the exchanged eligible options (based on valuation assumptions made prior to the commencement of the offer):

The Exchange Ratio
If the Exercise Price	is (Eligible Options
of an Eligible Option is:	to New Options):

$13.00 to $16.00	1.50 for 1
$16.01 to $18.00	1.75 for 1
$18.01 to $20.00	2.00 for 1
$20.01 to $22.00	2.50 for 1
Above $22.00	3.00 for 1

•	The exercise price per share for your new option will be equal to the closing price of our common stock as reported by NASDAQ on the grant date, which will also be the expiration date.

•	In general, subject to the eligible participant’s continuing service, each new option will become vested and exercisable as follows: if and to the extent the corresponding exchanged eligible option was exercisable as of the grant date, a like portion of the new option will become exercisable on the first anniversary of the grant date; and if and to the extent the corresponding exchanged eligible option was not exercisable as of the grant date, a like portion of the new option will become exercisable one year from the date(s) as of which the eligible option would have become exercisable in accordance with its terms.

•	All new options will be non-qualified stock options for federal income tax purposes, regardless of the tax status of the exchanged eligible options. See Section 13 (“Material United States Tax Consequences”) for more information about non-qualified stock options.

The exchange offer is scheduled to expire at 5:00 p.m., Eastern Time, on May 29, 2009, referred to as the expiration date of the exchange offer, unless and until we, in our sole discretion, extend the expiration date of the exchange offer or we are required to extend the expiration date because we materially change the terms of the exchange offer or the information concerning the exchange offer, increase or decrease the amount of consideration offered for the eligible option grants, increase or decrease the number of eligible options that may be tendered in the exchange offer or waive a material condition of the exchange offer. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the exchange offer.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF IROBOT. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTIONS OR THEREAFTER.

IF YOU EXCHANGE AN ELIGIBLE OPTION FOR A NEW OPTION AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE NEW OPTION FULLY VESTS, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION.

Section 2.  Purpose of the Exchange Offer.

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on our employees to implement our strategic initiatives, expand and develop our business and satisfy customer needs. Competition for many of these employees, particularly in the high-tech industry, is intense and many companies use stock options as a means of attracting, motivating and retaining their best employees. Stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

When the compensation committee of our board of directors approves the grant of a stock option, it establishes the exercise price that the employee must pay to purchase shares of our common stock when the option is exercised. The per share exercise price is set at the closing price of a share of our common stock as reported by NASDAQ on the date the option is granted. Thus, an employee receives value only if he or she exercises an option and sells the purchased shares at a price that exceeds the option’s exercise price. Our stock price has experienced a significant decline during the past several years. As a result, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, 62% of our outstanding stock options had exercise prices greater than the closing price of our common stock as reported by NASDAQ on April 24, 2009 of $9.80. In addition, as of April 24, 2009, eligible participants held options to purchase 1,383,332 shares of our common stock with exercise prices ranging from $13.07 per share to $34.98 per share, while the closing price of our common stock on NASDAQ on that date was $9.80. These “out-of-the-money” options are no longer effective as performance and retention incentives. We believe that to enhance long-term stockholder value we need to maintain competitive employee incentive and retention programs. An equity stake in the success of our company is a critical component of these programs. We believe the exchange offer will provide us with an opportunity to restore for eligible participants an incentive to remain with us and contribute to the future growth and success of our business. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board of directors believes are necessary to motivate our employees to increase long-term stockholder value.

In addition to providing key incentives to our employees, the exchange offer is also designed to benefit our stockholders by reducing our existing stock option overhang by eliminating some of the ineffective stock options that are currently outstanding and reducing the potential dilution to our capital structure from supplemental stock option exercises in the future.

Based on the number of outstanding stock options as of April 24, 2009 and assuming (1) a Trailing Average Price of $13.00 and (2) that all eligible options are exchanged in the exchange offer, we estimate a reduction in our overhang of outstanding stock options of approximately 650,854 shares. The actual reduction in our overhang that could result from the exchange offer could vary significantly and is dependent upon a number of factors, including the actual number of eligible options exchanged.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 3.  Procedures For Tendering Eligible Options.

If you are an eligible participant, you may tender your eligible options at any time before the expiration date of the exchange offer. The expiration date of the exchange offer is currently scheduled for 5:00 p.m., Eastern Time, on May 29, 2009. If we extend the exchange offer beyond that time, you may tender your eligible options at any time until the extended expiration date of the exchange offer. If you elect to tender an eligible option in exchange for a new option, you must exchange the entire eligible option grant. You cannot exchange a portion of an eligible option from a single grant.

You will be able to elect to exchange as few or as many of your eligible options on a grant-by-grant basis as you wish. If you tender one eligible option grant in the exchange offer, you do not need to tender any other eligible option grants you may hold. If you attempt to exchange a portion but not all of an outstanding eligible option from a single grant, we will reject your tender of that particular grant. Such rejection will not affect any other eligible options that are properly tendered.

Proper Tender of Eligible Options.  To validly tender your eligible options pursuant to the exchange offer you must remain an eligible participant on the grant date.

If you wish to tender any or all of your eligible options for exchange, you must you must access the offer website at https://iRobot.equitybenefits.com and, in accordance with the terms of the electronic election form, complete and submit the electronic election form no later than 5:00 p.m., Eastern Time, on May 29, 2009, unless the exchange offer is extended. You will receive a confirmation by email of your election.

If you have technical difficulties with the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you can obtain a paper election form from Donna Rossi by calling (781) 430-3000 or by sending an email to optionexchange@irobot.com. To validly elect to exchange your eligible options using a paper election form, you must complete and sign the paper election form and return it to Donna Rossi so that we receive it before 5:00 p.m., Eastern Time, on May 29, 2009 (or such later date as may apply if the exchange offer is extended), by one of the following means:

By Mail or Courier
iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attention: Donna Rossi
Phone: (781) 430-3000

By Facsimile
iRobot Corporation
Attention: Donna Rossi
Facsimile: (781) 430-3001

By Hand or Interoffice Mail
Attention: Donna Rossi

By Email (By PDF or similar imaged document file)
optionexchange@irobot.com

If you complete a paper election form such election form must be signed by the eligible participant who tendered the eligible option exactly as the eligible participant’s name appears on the stock option agreement relating to the eligible option. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the election form. We have filed a form of the election form as an exhibit to the Tender Offer Statement on Schedule TO that we filed on April 30, 2009, which we refer to as the Schedule TO, with the SEC. You can also obtain a paper election form from Donna Rossi by calling (781) 430-3000 or by sending an email to optionexchange@irobot.com.

You do not need to return your stock option agreements relating to any tendered eligible options, as they will be automatically cancelled if we accept your eligible options for exchange.

Your eligible options will not be considered tendered until we receive the properly completed electronic election form or the properly completed and signed paper election form. We must receive your properly completed electronic election form or your properly completed and signed paper election form before 5:00 p.m., Eastern Time, on May 29, 2009. If you miss this deadline or submit an electronic election form that is not properly completed, and, in the case of a paper election form, not properly completed and signed, as of the deadline, you will not be permitted to participate in the exchange offer. We will accept delivery of the completed electronic election form only via the offer website and the completed and signed paper election form via hand, interoffice mail, facsimile, regular or overnight mail or email (by PDF or similar imaged document file) to Donna Rossi in the manner described above. The method of delivery is at your own option and risk. You are responsible for making sure that the election form is delivered either electronically via the offer website or in paper to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your election form before 5:00 p.m., Eastern Time, on May 29, 2009.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine the number of shares subject to eligible options and all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of eligible options. Neither iRobot nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible participant or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We will strictly enforce the offer period, subject only to any extension of the expiration date of the exchange offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, we also reserve the right to waive any of the conditions of the exchange offer or any defect or irregularity in any tender with respect to any particular eligible options or any particular eligible participant, provided that we cannot waive the condition that our stockholders must approve an amendment to our 2005 Plan and the exchange offer at our annual meeting of stockholders scheduled for May 28, 2009 in order for us to complete the exchange offer.

Our Acceptance Constitutes an Agreement.  Your tender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the exchange offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered eligible options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”). Our acceptance for exchange of eligible options tendered by you pursuant to the exchange offer will constitute a binding agreement between iRobot and you upon the terms and subject to the conditions of the exchange offer.

Subject to our rights to terminate and amend the exchange offer in accordance with Section 6 (“Conditions of the Exchange Offer”), we expect to accept and cancel on the day the exchange offer expires all properly tendered eligible options that have not been validly withdrawn, and we also expect to grant the new options on the same day. You will be required to enter into a stock option agreement governing the terms of each new option issued to you, which we will distribute promptly following the expiration date of the exchange offer. If the expiration date of the exchange offer is extended, then the cancellation date and the new option grant date would be similarly extended.

Section 4.  Withdrawal Rights.

If you elect to accept the exchange offer as to some or all of your eligible options and later change your mind, you may withdraw your tendered eligible options, and reject the exchange offer, by following the procedure described in this Section 4. Please note that just as you may not tender only part of an eligible option grant, you may also not withdraw your election with respect to only a portion of an eligible option grant. If you elect to withdraw a previously tendered eligible option, you must reject the exchange offer with respect to the entire eligible option grant, but need not reject any other eligible option grants.

You may withdraw your tendered eligible options at any time before 5:00 p.m., Eastern Time, on May 29, 2009. If we extend the exchange offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the exchange offer. We intend to accept properly tendered eligible options on the day the exchange offer expires, which is scheduled to be May 29, 2009.

To withdraw tendered eligible options, you must access the offer website and complete a new electronic election form or if you are not able to submit a new election form electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your new electronic election form, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you can obtain a paper election form from Donna Rossi by calling (781) 430-3000 or by sending an email to optionexchange@irobot.com. To withdraw tendered eligible options using a paper election form, you must complete and sign the new paper election form and return it to Donna Rossi by one of the following means:

By Mail or Courier
iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attention: Donna Rossi
Phone: (781) 430-3000

By Facsimile
iRobot Corporation
Attention: Donna Rossi
Facsimile: (781) 430-3001

By Hand or Interoffice Mail
Attention: Donna Rossi

By Email (By PDF or similar imaged document file)
optionexchange@irobot.com

Your tendered eligible options will not be considered withdrawn until we receive your properly completed new electronic election form or your properly completed and signed new paper election form. If you miss the deadline but remain an eligible participant of iRobot, any previously tendered eligible options will be cancelled and exchanged pursuant to the exchange offer. The method of delivery is at your own option and risk. You are responsible for making sure that the new election form is delivered (whether electronically or in paper form) to the person indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your new election form on time.

If you complete a new paper election form such new election form must be signed by the eligible participant who tendered the eligible option exactly as the eligible participant’s name appears on the stock option agreement relating to the eligible option. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the new election form. We have filed a form of the election form as an exhibit to the Schedule TO with the SEC. You can also obtain a paper election form from Donna Rossi by calling (781) 430-3000 or by sending an email to optionexchange@irobot.com.

You may not rescind any withdrawal, and any eligible options you withdraw will thereafter be deemed not properly tendered for purposes of the exchange offer, unless you properly re-tender those eligible options before the expiration date of the exchange offer by following the procedures described in Section 3 of the exchange offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any election form, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of election forms. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5.  Acceptance of Eligible Options For Exchange; Issuance of New Options.

Upon the terms and subject to the conditions of the exchange offer, we expect to accept for exchange all eligible options properly tendered and not validly withdrawn on the expiration date of the exchange offer, which is currently scheduled to expire at 5:00 p.m., Eastern Time, on May 29, 2009. Once we have accepted eligible options tendered by you, the eligible options you tendered will be cancelled and you will no longer have any rights under the tendered eligible options. We expect to issue the new options on the expiration date of the exchange offer. We will issue stock option agreements for the new options promptly after we issue the new options. If the exchange offer is extended, then the new option grant date will be similarly extended.

Since the Trailing Average Price cannot be determined until the expiration date, we will not know until then if certain outstanding stock options with exercise prices equal to or greater than $13.00 will qualify as eligible options pursuant to the exchange offer. Therefore, pursuant to the terms of the exchange offer, we may not accept certain stock options that you have tendered.

Promptly after we cancel eligible options tendered for exchange, we will send each tendering eligible participant a confirmation letter indicating the Trailing Average Price and which options, if any, tendered by such eligible participant have been accepted for exchange. We filed a form of this letter with the SEC as an exhibit to the Schedule TO.

If you have tendered eligible options under the exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible options for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Section 6.  Conditions of the Exchange Offer.

Notwithstanding any other provision of the exchange offer, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend the exchange offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the exchange offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(a) the proposal to amend our 2005 Plan and conduct the exchange offer is not approved by our stockholders at our annual meeting of stockholders scheduled for May 28, 2009;

(b) there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the exchange offer, the cancellation of some or all of the eligible options tendered for exchange, the issuance of new options or otherwise relates in any manner to the exchange offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

(c) there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the exchange offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i) make it illegal for us to accept some or all of the tendered eligible options for exchange, or to issue some or all of the new options, or otherwise restrict or prohibit consummation of the exchange offer or otherwise relate in any manner to the exchange offer;

(ii) delay or restrict our ability, or render us unable, to accept the tendered eligible options for exchange or to grant new options for some or all of the tendered eligible options; or

(iii) impair the contemplated benefits of the exchange offer to us;

(d) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(e) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(f) the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer;

(g) a tender or exchange offer (other than the exchange offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced or publicly disclosed or we shall have learned that:

(i) any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

(ii) any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares, or

(iii) any new group has been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

(h) any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of the offer;

(i) a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or general market conditions;

(j) any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer; or

(k) any other change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the exchange offer are for our benefit. We may assert them prior to the expiration date of the exchange offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). In particular, if the proposal regarding the amendment to our 2005 Plan and the exchange offer is not approved by our stockholders, we will terminate the exchange offer and we will not be able to accept any of the eligible options that may have been tendered. The exchange offer is not conditioned upon a minimum number of eligible options being tendered or a minimum number of eligible participants participating. We may waive the other conditions, in whole or in part, at any time and from time to time prior to the expiration date of the exchange offer, whether or not we waive any other condition to the exchange offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7.  Price Range of Our Common Stock.

The eligible options give eligible participants the right to acquire shares of our common stock. None of the eligible options are traded on any trading market. Our common stock is listed on NASDAQ under the symbol “IRBT.”

The following table sets forth on a per share basis the high and low sales prices for our common stock as reported by NASDAQ, as applicable, during the periods indicated.

Year Ended
January 2, 2010	High	Low

First Quarter	$10.20	$7.00

Year Ended
December 27, 2008	High	Low

First Quarter	$22.42	$16.76
Second Quarter	$18.63	$12.48
Third Quarter	$17.62	$11.29
Fourth Quarter	$15.82	$7.17

Year Ended
December 29, 2007	High	Low

First Quarter	$19.48	$12.76
Second Quarter	$20.74	$13.12
Third Quarter	$24.30	$16.20
Fourth Quarter	$20.70	$14.51

As of April 24, 2009, the number of stockholders of record of our common stock was 144 and the number of outstanding shares of our common stock was 24,957,515. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On April 24, 2009, the closing price for our common stock as reported by NASDAQ was $9.80 per share. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your eligible options.

Section 8.  Source and Amount of Consideration; Terms of New Options.

Consideration.  For eligible options that were issued under our 2004 Plan and 2005 Plan, subject to the terms of the exchange offer, the new options issued in exchange for such eligible options will be issued under our 2005 Plan. Shares subject to exchanged eligible options will be cancelled and the net shares, which are the shares of our common stock underlying the exchanged eligible options in excess of the shares of our common stock underlying the new options, will not be returned to the pool of shares available under our 2005 Plan. As of April 24, 2009 and assuming a Trailing Average Price of $13.00, there were outstanding eligible options, held by 335 optionholders, to purchase an aggregate of 1,383,332 shares of our common stock with a weighted average exercise price of $18.33 per share.

Assuming all eligible options were tendered in the exchange offer and a Trailing Average Price of $13.00, new options to purchase a maximum number of approximately 732,478 shares of our common stock would be granted.

Terms of New Options.  Each new option will have substantially the same terms and conditions as the exchanged eligible options, except that:

•	The exchange offer is not a one-for-one exchange and your new option will represent the right to purchase fewer shares of our common stock than the exchanged eligible option. The number of shares of common stock underlying your new option will be determined using an exchange ratio which have been designed to result in the fair value, for accounting purposes, of the new options being approximately equal to the fair value of the exchanged eligible options (based on valuation assumptions made prior to the commencement of the offer). The exchange ratios are designed to make the grant of the new options approximately accounting expense neutral. The exchange ratios were established by grouping together eligible options with certain exercise prices and assigning an appropriate exchange ratio to each grouping, and is based on the fair value of the eligible options (calculated using the binomial options pricing model) within the relevant grouping. As a result, the exchange ratios do not necessarily increase as the exercise price of the eligible option increases. Setting the exchange ratios in this manner is intended to result in the issuance of new options that have a fair value (also calculated using the binomial options pricing model) approximately equal to or less than the fair value of the exchanged eligible options. This should minimize any additional compensation cost that we must recognize upon granting the new options, other than some incremental compensation expense that might result from fluctuations in the fair market value of our common stock prior to the grant date.

The table below lists the exchange ratios. The number of shares of our common stock underlying the new options will be rounded to the nearest whole number on a grant-by-grant basis (with fractional shares greater than or equal to 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share).

The Exchange
Ratio is (Eligible
If the Exercise Price	Options to New
of an Eligible Option is:	Options):

$13.00 to $16.00	1.50 for 1
$16.01 to $18.00	1.75 for 1
$18.01 to $20.00	2.00 for 1
$20.01 to $22.00	2.50 for 1
Above $22.00	3.00 for 1

For example, if an eligible participant exchanges an eligible option to purchase 1,000 shares of our common stock with an exercise price of $17.40 per share, that eligible participant would receive a new option to purchase 571 shares of our common stock (that is, 1,000 divided by 1.75, with the result rounded to the nearest whole number, equals 571.

•	The exercise price per share for your new option will be equal to the closing price of our common stock as reported by NASDAQ on the grant date.

•	In general, subject to the eligible participant’s continuing service, each new option will become vested and exercisable as follows: if and to the extent the corresponding exchanged eligible option was exercisable as of the grant date, a like portion of the new option will become exercisable on the first anniversary of the grant date; and if and to the extent the corresponding exchanged eligible option was not exercisable as of the grant date, a like portion of the new option will become exercisable one year from the date(s) as of which the eligible option would have become exercisable in accordance with its terms.

•	All new options will be non-qualified stock options for federal income tax purposes, regardless of the tax status of the exchanged eligible options.

The terms and conditions of your eligible options are set forth in the option agreements and our 2004 Plan or our 2005 Plan, as the case may be.

NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF IROBOT. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTIONS OR THEREAFTER.

IF YOU EXCHANGE AN ELIGIBLE OPTION FOR A NEW OPTION AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE NEW OPTION VESTS, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION.

Section 9.  Information Concerning Us; Financial Information.

Information Concerning Us.  iRobot designs and builds robots that make a difference. Founded in 1990 by roboticists who performed research at the Massachusetts Institute of Technology, we have developed proprietary technology incorporating advanced concepts in navigation, mobility, manipulation and artificial intelligence to build industry-leading robots. Our Roomba floor vacuuming robot and Scooba floor washing robot perform time- consuming domestic chores, in the home, while our Looj gutter cleaning robot and Verro pool cleaning robot perform tasks outside the home, and our PackBot tactical military robots perform battlefield reconnaissance and bomb disposal. In addition, we are developing the Small Unmanned Ground Vehicle reconnaissance robot for the U.S. Army’s Future Combat Systems program. We sell our robots to consumers through a variety of distribution channels, including chain stores and other national retailers, and our on-line store, and to the U.S. military and other government agencies worldwide.

We were incorporated in California in August 1990 under the name IS Robotics, Inc. and reincorporated as IS Robotics Corporation in Massachusetts in June 1994. We reincorporated in Delaware as iRobot Corporation in December 2000. Our website address is www.irobot.com, our principal executive offices are located at 8 Crosby Drive, Bedford Massachusetts 01730, and our telephone number is (781) 430-3000.

Financial Information.  We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 27, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended March 28, 2009, both of which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 27, 2008 and December 29, 2007 and the selected consolidated balance sheet data as of December 27, 2008 and December 29, 2007 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 27, 2008. The selected consolidated statements of operations data for the three months ended March 28, 2009 and March 29, 2008 and the selected consolidated balance sheet data as of March 28, 2009 are derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 28, 2009. Our interim results are not necessarily indicative of results for the full fiscal year and our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended		Three Months Ended
	December 27,	December 29,	March 28,	March 29,
	2008	2007	2009	2008
			(Unaudited)
	(In thousands, except per share data)

Consolidated Statement of Operations:
Revenue
Product revenue	$281,187	$227,457	$49,691	$50,575
Contract revenue	26,434	21,624	7,245	6,727

Total revenue	307,621	249,081	56,936	57,302

Cost of Revenue
Cost of product revenue	190,250	147,689	33,439	36,195
Cost of contract revenue	23,900	18,805	7,291	5,747

Total cost of revenue	214,150	166,494	40,730	41,942

Gross Margin	93,471	82,587	16,206	15,360

	Year Ended		Three Months Ended
	December 27,	December 29,	March 28,	March 29,
	2008	2007	2009	2008
			(Unaudited)
	(In thousands, except per share data)

Operating Expenses
Research and development	17,566	17,082	3,578	3,973
Selling and marketing	46,866	44,894	8,966	11,458
General and administrative	28,840	20,919	7,130	6,778
Litigation and related expenses(1)	—	2,341	—	—

Total operating expenses	93,272	85,236	19,674	22,209

Operating Income (Loss)	199	(2,649)	(3,468)	(6,849)
Net Income (Loss)	$756	$9,060	$(1,787)	$(4,005)

Net Income (Loss) Per Common Share
Basic	$0.03	$0.37	$(0.07)	$(0.16)
Diluted	$0.03	$0.36	$(0.07)	$(0.16)
Shares Used in Per Common Share Calculations
Basic	24,654	24,229	24,902	24,506
Diluted	25,533	25,501	24,902	24,506

(1)	Consists of costs for litigation relating to lawsuits filed against Robotic FX, Inc. and Jameel Ahed, as well as settlement costs related to ending the litigation.

	December 27,	December 29,	March 28,	March 29,
	2008	2007	2009	2008
			(Unaudited)
	(In thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$40,852	$26,735	$54,737	$22,861
Short term investments	—	16,550	—	—
Total assets	163,678	169,092	162,092	146,065
Total liabilities	44,002	58,865	42,284	40,146
Total stockholders’ equity	119,676	110,227	119,808	105,919

Ratio of Earnings to Fixed Charges.  The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases. For the years ended December 27, 2008 and December 29, 2007, the ratio was 2.8 and 2.4, respectively. For the each of the three month periods ended March 28, 2009 and March 29, 2008, earnings were insufficient to cover fixed charges.

Book Value per Share.  Our book value per share as of our most recent balance sheet date, March 28, 2009, was $4.80.

Additional Information.  Except as otherwise disclosed herein or in our filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	a purchase, sale or transfer of a material amount of our assets or of any our subsidiaries’ assets;

•	a material change in our present dividend policy, indebtedness or capitalization;

•	any other material change in our corporate structure or business;

•	any change in our present board of directors or management;

•	our common stock being delisted from NASDAQ;

•	our common stock being terminated from registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any additional securities of us or the disposition of any of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

We may change our plans and intentions at any time we deem appropriate.

For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 27, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 28, 2009 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your eligible options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10.	Interests of Executive Officers and Directors; Transactions and Arrangements Concerning Our Securities.

Our executive officers and members of our board of directors are not eligible to participate in the exchange offer and therefore hold no eligible options. As of April 24, 2009, as a group (14 people), our executive officers and members of our board of directors held options to purchase 1,437,809 shares of our common stock, with a weighted average exercise price of $12.10, which represented approximately 39% of the shares subject to all options outstanding under our equity incentive plans as of that date.

The following table sets forth, as of April 24, 2009, the number of shares of our common stock underlying stock options held by each of our executive officers and directors. The address of each of the persons set forth below is c/o iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730.

		Number of Shares of
		Common Stock	Percent of Total
		Underlying Stock	Outstanding
Name	Title	Options	Stock Options

Colin M. Angle	Chairman of the Board, Chief Executive Officer and Director	121,162	3.3%
John J. Leahy	Executive Vice President and Chief Financial Officer	215,661	5.8%
Jeffrey A. Beck	President, Home Robots	150,000	4.0%
Joseph W. Dyer	President, Government & Industrial	272,993	7.4%
Glen D. Weinstein	Senior Vice President, General Counsel	163,327	4.4%
Alison Dean	Vice President, Financial Controls & Analysis	54,000	1.5%
Rodney A. Brooks, Ph.D.	Director	9,333	0.3%
Ronald Chwang, Ph.D.	Director	70,000	1.9%
Jacques S. Gansler, Ph.D.	Director	80,000	2.2%
Andrea Geisser	Director	70,000	1.9%
Helen Greiner	Director	21,333	0.6%
George C. McNamee	Director	70,000	1.9%
Peter T. Meekin	Director	70,000	1.9%
Paul J. Kern, Gen. U.S. Army (ret.)	Director	70,000	1.9%

Assuming the Trailing Average Price is $13.00, the exercise price of the new options is $9.80 and the eligible participants fully participate in the exchange offer, the eligible participants as a group would hold stock options to purchase an aggregate of 1,520,374 shares of our common stock with a weighted average exercise price of $7.46 per share upon the scheduled expiration date of the exchange offer.

Except for stock options granted to Jeffery Beck on April 24, 2009 to purchase 150,000 shares of our common stock at an exercise price of $9.80 per share, as a result of the commencement of his employment with iRobot, neither we, nor, to the best of our knowledge, any of our executive officers or directors, nor any affiliates of ours, were engaged in transactions involving stock options during the 60 days before the commencement of the exchange offer.

Except as otherwise described in the exchange offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 27, 2008 and our Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2009, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans and our Fifth Amended and Restated Registration Rights Agreement, which relates to registration rights held by certain of our stockholders, neither we nor, to our knowledge, any of our executive officers or directors, is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 11.	Status of Eligible Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer.

Eligible options that we accept for exchange and acquire pursuant to the exchange offer will be cancelled as of the expiration date of the exchange offer and the shares of common stock underlying such grants will be allocated to the new options to be issued in exchange for such eligible options and the net shares, which are the shares of our common stock underlying the exchanged eligible options in excess of the shares of our common stock underlying the new stock options granted, will not be returned to the pool of shares available under our 2005 Plan.

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or FAS 123(R), regarding accounting for share-based payments. Under FAS 123(R), we will recognize the unamortized compensation cost of the surrendered options as well as any incremental compensation cost of the new options granted in the exchange offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new option granted to employees for the exchanged eligible options, measured as of the date the new options are granted, over the fair value of the eligible options exchanged for the new options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the new options. In the event that any of the new options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited new options will not be recognized; however, we would recognize any unamortized compensation expense from the exchanged eligible options which would have been recognized under the original vesting schedule.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the exchange offer, we cannot predict the exact amount of the charge that would result from the exchange offer.

Section 12.  Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange offer. We are not aware of any margin requirements or anti-trust laws applicable to the exchange offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options as contemplated by the exchange offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the exchange offer to accept tendered eligible options for exchange and to issue new options for tendered eligible options would be subject to obtaining any such governmental approval.

Section 13.  Material United States Tax Consequences.

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange offer. We believe the exchange of eligible options for new options pursuant to the exchange offer should be treated as a non-taxable exchange, and no income should be recognized for U.S. federal income tax purposes by us or the eligible participants upon the issuance of the new options. However, the Internal Revenue Service is not precluded from adopting a contrary position and the laws and regulations themselves are subject to change.

Upon exercise of the new options, the eligible participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Such income is considered compensation subject to employment taxes. Upon disposition of the shares, the eligible participant will recognize capital gain or loss (which will be long- or short-term depending upon whether the stock were held for more than one year from the date of exercise) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock.

Our grant of a stock option will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business expense deduction upon the exercise of a stock option in an amount equal to the amount of ordinary compensation income attributable to an eligible participant upon exercise. We have also attempted to comply with Code Section 409A by exchanging new options that are granted at or above fair market value.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option by an eligible participant who has been employed by us. We will require any such eligible participant to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

WE ADVISE ALL ELIGIBLE PARTICIPANTS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

Section 14.  Extension of Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the exchange offer is open and delay accepting any eligible options tendered to us by disseminating notice of the extension to eligible participants by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the exchange offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date of the exchange offer. For purposes of the exchange offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the exchange offer, to terminate or amend the exchange offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Exchange Offer”), by disseminating notice of the termination to eligible participants by public announcement, oral or written notice or otherwise as permitted by applicable law. In particular, if the proposal regarding the amendment to our 2005 Plan and the exchange offer is not approved by our stockholders at our annual meeting of stockholders scheduled for May 28, 2009, we will terminate the exchange offer and we will not be able to accept any of the eligible options that may have been tendered.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Exchange Offer”), has occurred or is deemed by us to have occurred, to amend the exchange offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the exchange offer or applicable law will be disseminated promptly to eligible participants in a manner reasonably designed to inform eligible participants of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the exchange offer open for at least ten business days after the date of such notification:

(a) we increase or decrease the amount of consideration offered for the eligible options; or

(b) we increase or decrease the number of eligible options that may be tendered in the exchange offer.

Section 15.  Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to the exchange offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the exchange offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the exchange offer.

Section 16.  Additional Information.

With respect to the exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as may be amended, of which the exchange offer is a part. The exchange offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your eligible options, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC:

(a) our Annual Report on Form 10-K for the fiscal year ended December 27, 2008 filed with the SEC on February 13, 2009;

(b) our Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2009 filed with the SEC on April 30, 2009;

(c) our definitive Proxy Statement for our 2009 annual meeting of stockholders, filed with the SEC on April 13, 2009; and

(d) the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on November 1, 2005, including any amendments or reports filed for the purpose of updating such description.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www.irobot.com. The information provided on, or that can be accessed through, our website should not be considered part of the exchange offer.

We will also provide without charge to each person to whom we deliver a copy of the exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 a.m. and 5:00 p.m., Eastern Time, to:

iRobot Corporation
Attention: Investor Relations
8 Crosby Drive
Bedford, Massachusetts 01730
Telephone: (781) 430-3000
Email: investorrelations@irobot.com

The information about us contained in the exchange offer should be read together with the information contained in the documents to which we have referred you.

Section 17.  Miscellaneous.

We are not aware of any jurisdiction where the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the exchange offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the exchange offer will not be made to, nor will tenders be accepted from or on behalf of, eligible participants residing in such jurisdiction.

The exchange offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended March 28, 2009, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 27, 2008 AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 28, 2009 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

iRobot Corporation
April 30, 2009